                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                     Pursuant to Section 13 of 15(d) of the
                         Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 13, 1997



                          FORTUNE PETROLEUM CORPORATION
             (Exact name of Registrant as specified in its charter)



         Delaware                      1-12334                 95-4114732
 (State or other jurisdiction        (Commission              (IRS Employer
     of incorporation)               File Number)           Identification No.)



               515 W. Greens Road, Suite 720, Houston, Texas 77067 (Address of principal executive offices) (Zip Code)


       Registrant's telephone number, including area code: (281) 872-1170 Registrant's telecopier number, including area code: (281) 872-1213



                                       N/A
          (Former name or former address, if changed since last report)

Item 5.  Other Events


     A. On March 13, 1997, Fortune Petroleum Corporation, together with the Company's Espiritu Santo Bay 3-D Seismic Project joint venture partners, elected to acquire its pro-rata share of the Steamboat Pass Field, Calhoun County, Texas from Neumin Production Company. The Steamboat Pass Field is adjacent to Matagorda Island and beneath Espiritu Santo Bay, over which Fortune expects to commence its proprietary 3-D seismic acquisition program beginning in April 1997. The field is currently producing approximately 550 mcf of natural gas per day from four shallow gas wells. The acquisition also entitles Fortune to its pro-rata share of the existing facilities located on site. Fortune acquired a 12.5% working interest in the 5,766 acres held by production in the field. The acquisition is being made in exchange for the assumption of Neumin's future obligation to plug and abandon the field. The cost of such abandonment is not estimated to be material to the Company. The transaction is scheduled to close March 25, 1997.

     B. On March 14, 1997, Fortune was advised by Consolidated Natural Gas Production Company ("CNG"), the operator of its offshore South Timbalier Block 76 well, that CNG has scheduled a workover operation on the well to locate and repair a leak which has caused the well to lose casing pressure. A workover rig was moved on site March 23 and the well was shut in on March 24, preparatory to beginning work. CNG has indicated that it expects the workover to take up to 28 days to complete, during which the well will remain shut in. Total cost of this operation, depending on the location of the leak, is estimated not to exceed $395,000 to Fortune's working interest share. Both the cost and duration of the workover are estimates. No assurance can be given that it will not be either more or less expensive than the operator now anticipates or that the well will not be shut in for a longer or shorter period of time. Fortune has consented to participate in this workover.

                                    SIGNATURE


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     FORTUNE PETROLEUM CORPORATION



                                     By:   /s/ Dean W. Drulias
                                           -------------------------------
                                           Dean W. Drulias
                                           Executive Vice President and
                                              General Counsel


Date:  March 24, 1997